Exhibit F

FORM OF AMH III OPTION AGREEMENT

Date of Option Sale:

Name of Optionee:

Purchase Price per Option:	$3.36

Option Exercise Price per Common Unit:	$30.00

Number of Options
(One Option Equals the Right to Purchase One Common Unit):

Total Purchase Price:

Option Number:	08-

Alliance Management Holdings III, LLC (“AMH III”) hereby sells to you the above number of options (the “Options”) to purchase common units representing limited partner interests (“Common Units”) of Alliance Holdings GP, L.P. (the “Partnership”) as follows:

1. Each such Option has the option exercise price set forth above.

2. Subject to Section 5, the Options shall become exercisable on July 1, 2011 and may be exercised (in whole or in part or in two or more successive parts) only within the period beginning on July 1, 2011 and ending on July 1, 2013. The ability to exercise the Options is not contingent upon the Optionee continuing to be employed by the Partnership, Alliance Resource Partners, L.P., Alliance Coal, LLC or any of their affiliates.

3. To the extent exercisable, the Options may be exercised from time to time pursuant to the procedures set forth in Addendum No. 1 and the date of exercise shall be as provided therein.

4. An election to exercise one or more of the Options shall be accompanied by the tender of the full exercise price of the Options (rounded to the nearest whole cent) for which the election is made. Payment of the exercise price may be made in cash or a check acceptable to AMH III or, with the consent of AMH III, a net exercise procedure approved by AMH III in accordance with the procedures set forth in Addendum No. 1 hereto.

5. In the event of a Change in Control (as defined below), then notwithstanding Section 2 to the contrary, you may exercise the Options, but only during the period beginning on the Change of Control and ending on the earlier of (A) the date which is 90 days after the date of such Change of Control or (B) July 1, 2013. “Change in Control” means the occurrence of any of the following: (i) Alliance GP, LLC shall at any time for any reason cease to be the sole or managing general partner of Alliance Holdings GP, L.P., (ii) the managing general partner of Alliance Resource Operating Partners, L.P. shall at any time for any reason cease to be the sole or managing general partner of Alliance Resource Partners, L.P. or (iii) Alliance Holdings GP, L.P. ceases to control, directly or indirectly, Alliance Resource Partners, L.P. “AHGP Management Investors” means any of (1) C-Holdings, LLC, (2) the management, officers and/or directors of Alliance GP, LLC and/or the sole or managing general partner of Alliance Resource Partners, L.P. who are also unit holders (or partners or shareholders) of Alliance Holdings GP, L.P. (all such persons of management, officers and directors, collectively, the “Management Persons”), (3) any corporation, limited liability company, partnership, trust or other legal entity owned, directly or indirectly, by such Management Person or by such Management Person and his or her spouse or direct lineal descendent or, in the case of a trust, as to which such Management Person is (either individually or together with such Management Person’s spouse) a trustee, and/or (4) any Person that is a party to the Transfer Restrictions Agreement (so long as such Transfer Restrictions Agreement remains in effect). “Transfer Restrictions Agreement” means that certain Transfer Restrictions Agreement, dated as of June 13, 2006, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, C-Holdings, LLC, Joseph W. Craft III, Alliance Resource Holdings II, Inc., Alliance Resource Holdings, Inc., Alliance Resource GP, LLC and each other party named therein as a party thereto, as the same may be amended, modified or supplemented. In addition, if AHGP Management Investors shall at any time for any reason cease collectively to own, directly or indirectly, more than 33 1/3% percent of the outstanding limited partnership units of the Partnership but a Change in Control has not otherwise occurred, you may exercise the Options during the period beginning on the date on which the AHGP Management Investors cease collectively to own, directly or indirectly, more than 33 1/3 % of the outstanding limited partnership units of the Partnership and ending on July 1, 2013.

6. Notwithstanding any other provision of this Agreement, the Options shall not be exercisable, and AMH III shall not be obligated to deliver to you any Common Units, if counsel to AMH III determines such exercise or delivery, as the case may be, would violate any law or regulation of any governmental authority or agreement between AMH III or the Partnership and any national securities exchange upon which the Common Units are listed or any policy of AMH III or the Partnership or any Affiliate of AMH III or the Partnership.

7. Notwithstanding any other provision of this Agreement, if you are an employee of the Partnership, Alliance Resource Partners, L.P., Alliance Coal, LLC or any of their Affiliates and you give notice of exercise outside of a Window Period (as defined by AHGP’s Company Policy on Securities Trading and Confidential Information, dated July 15, 2006), during the two trading days prior to the end of such Window Period or while another quiet period has been designated with respect to any significant pending transaction or similar development, the delivery of Common Units pursuant to your exercise will be deferred until the next Window Period. This restriction will apply regardless of whether you are in possession of material non-public information with respect to the particular quiet period. Further, AMH III shall have no liability to you for any loss you may suffer (whether by a decrease in the value of the Common Units, failure or inability to receive Partnership distributions or otherwise) from any delay by AMH III in delivering to you Common Units in connection with the whole or partial exercise by you of the Options.

8. You may not sell, assign or otherwise transfer the Options, this Agreement or any interest in the Options or this Agreement.

9. In connection with the purchase of the Options, you certify your understanding of, and intent to comply with, the procedures set forth in Addendum No. 1 hereto.

Alliance Management Holdings III, LLC

By:
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

Optionee:

[insert name]

Addendum No. 1 to Option Agreement

Compliance Procedures for Exercising Options in AHGP Units

August 27, 2008

1.	Options Exercise Costs

When you exercise options, you are responsible for paying the option price for the Common Units (the “Strike Price”) and all costs associated with the transaction (the “Costs”). Pursuant to the net exercise procedure described below, the Strike Price and Costs will be covered by netting of Common Units.

2.	Mandatory Options Exercise Procedure

You must follow the procedure set forth below to exercise options in AHGP Common Units.

a.	An Options Transaction Clearance Request (a “Request Form”) (Attachment 1) must be submitted at least two business days in advance of the proposed date of exercise to AMH III at its corporate offices in Tulsa, Oklahoma as follows:

Alliance Management Holdings III, LLC

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

Attention: General Counsel

b.	The Board of Directors of AMH III (the “AMH III Board”) will then determine whether the proposed exercise meets the following criteria (the “Approval Criteria”):

•	you are not in the possession of material non-public information,

•	if you are an employee of AHGP, ARLP, Alliance Coal, LLC or any of their affiliates:

•	it is during a Window Period (i.e., the trading window is open) and no other blackout period is in effect, and

•	the timing of the proposed transaction is not inappropriately close to a potential AHGP or ARLP securities offering or a potential AHGP or ARLP material transaction or event,

and

•	there is nothing about the proposed exercise that the AMH III Board reasonably believes could adversely impact AHGP.

c.	The AMH III Board will give you notice of approval or disapproval of the proposed exercise. If approved, the date of such notice shall be deemed to be the date of exercise and your election to exercise shall be irrevocable. Until such notice is given, the affected options shall not be, and shall not be deemed to be, exercised. You may withdraw such Request Form at any time prior to the date of the approval or disapproval notice from the AMH III Board.

3.	Net Exercise Procedure

If the proposed exercise is approved by the AMH III Board, AMH III will deliver to you Common Units corresponding to the number of Options being exercised, net of the number of Common Units necessary to cover the Strike Price and Costs. If you do not wish to utilize this net exercise procedure but prefer to pay AMH III in cash for the Strike Price and Costs, you must have advance approval by the AMH III Board.

Be aware that you may be at risk for changes in the market value of Common Units for the time between delivery of a Request Form and the date of the completion of the transaction and delivery of the Common Units to you, as outlined above. The market price could go up or down in that period, and you will have no control over such fluctuations. This could work to your advantage or your disadvantage, depending on market conditions.

Attachment            1. OPTIONS TRANSACTION CLEARANCE REQUEST

Attachment 1

OPTIONS TRANSACTION CLEARANCE REQUEST

TO:	Alliance Management Holdings III, LLC

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119,

Attention: General Counsel

FROM:

DATE:                                             , 20

RE:	Request for Clearance to Exercise AHGP Options

I am requesting clearance of the following proposed exercise of options in Alliance Holdings GP, L.P. (“AHGP”) Common Units:

Number of options to be exercised:

Option Number

Strike Price $30.00 per Common Unit

Proposed date of exercise:

By submitting this request, I represent that I am not in possession of any material non-public information about AHGP that would disqualify me under the federal securities laws from executing the proposed transaction.

Date: , 20
[signature required]

☐	Transaction cleared.

☐	Transaction NOT cleared.

By:

Date:                         , 20    .

cc: Option holder, [                        ]